Exhibit 99.1

News Release

Contact: John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS FIRST QUARTER RESULTS

Franklin, MA, May 3, 2005 – PLC Systems Inc. (AMEX: PLC), a worldwide leader in cardiac laser technologies, today reported financial results for the three months ended March 31, 2005.  First quarter total revenues increased to $1,943,000 compared with $1,909,000 in the first quarter of 2004.  The net loss for the first quarter of 2005 was $184,000, or $.01 per share, compared to a net loss of $350,000, or $.01 per share, in the first quarter of 2004.

“This year is important for PLC as we look to expand our product portfolio,” stated Mark R. Tauscher, president and CEO of PLC Systems.  “We believe that our strategic investments into new products and markets will generate future revenues and diversify our business.”

During the first quarter of 2005, PLC shipped nine next-generation CO2 Heart Lasers (HL2) to United States hospitals through Edwards Lifesciences, PLC’s exclusive U.S. sales and marketing partner.  Four of the nine HL2 shipments were new lasers and five were redeployed lasers.  PLC ended the first quarter of 2005 with 174 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 127 HL2 customers and 47 HL1 customers.

During the first quarter of 2005, a total of 489 disposable kits were shipped worldwide by Edwards and the Company.  Edwards delivered 439 of these kits to United States hospitals and PLC shipped 50 disposable kits to international hospitals.  In comparison, a total of 427 disposable kits were delivered worldwide during the quarter ended March 31, 2004.

Commenting on the first quarter TMR results, Tauscher said that “The current quarter’s increase in disposable kit shipments over the first quarter of 2004 is an encouraging sign.  In fact, based on recent, well-attended Edwards sponsored educational and training TMR events we believe that there is a continuing interest in the therapy.”

In conjunction with announcing first quarter results, PLC Systems will be hosting a conference call today, May 3, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 561-2693 at least 5 minutes prior to the start of the call.  The passcode is: 23187109.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s Website at www.plcmed.com.  A recording of the conference call will be available for the next month on PLC’s Website.

About PLC Systems Inc.

PLC Systems is a medical technology company specializing in innovative technologies for the cardiac and vascular markets.  Currently, the company is focused on two unique cardiac laser therapies. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System that cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  In addition, PLC is working with Edwards Lifesciences to complete the development of and manufacture the Optiwave 980 cardiac laser ablation system.  The Optiwave 980 is currently being utilized by surgeons to ablate cardiac tissue in marketing evaluations at leading cardiac institutions with Edwards gathering valuable feedback from customers.  Edwards’ clinical experience with the Optiwave 980 will help shape the future Optiwave marketing launch plans.  Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop or manufacture products under our agreements with Edwards; Edwards may decide not to pursue or continue the sales and marketing activities for these products; Edwards may be unsuccessful in distributing these products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optiwave 980 System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2004, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc.

Edwards Lifesciences, Edwards, and Optiwave 980 are trademarks of Edwards Lifesciences.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues:
Product sales – Edwards	$1,408	$1,362
Product sales – other	150	169
Service and placement fees – Edwards	311	353
Service and placement fees – other	74	25
Total revenues	1,943	1,909

Cost of revenues:
Product sales – Edwards	485	534
Product sales – other	67	56
Service and placement fees – Edwards	138	147
Service and placement fees – other	38	29
Total cost of revenues	728	766

Gross profit	1,215	1,143

Operating expenses:
Selling, general and administrative	880	990
Research and development	571	529
Total operating expenses	1,451	1,519

Loss from operations	(236)	(376)

Other income, net	52	26

Net loss	$(184)	$(350)

Basic and diluted loss per share	$(0.01)	$(0.01)

Average shares outstanding:
Basic	30,068	29,924
Diluted	30,068	29,924

CONDENSED BALANCE SHEET

	March 31, 2005	December 31, 2004
Cash and short-term investments	$9,499	$9,678
Total current assets	12,988	12,787
Total assets	13,525	13,327
Total current liabilities	2,500	2,129
Shareholders’ equity	6,631	6,829